  Exhibit 99 (a)

NEWS RELEASE
April 22, 2019
Contact:
Lance A. Sellers
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FIRST QUARTER EARNINGS RESULTS
Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported first quarter earnings results with highlights as follows:

First quarter highlights:

●
Net earnings were $3.7 million or $0.61 basic and diluted net earnings per share for the three months ended March 31, 2019, compared to $3.3 million or $0.55 basic and diluted net earnings per share for the same period one year ago.
●
Total loans increased $57.8 million to $823.6 million at March 31, 2019, compared to $765.8 million at March 31, 2018.
●
Core deposits were $887.6 million or 97.74% of total deposits at March 31, 2019, compared to $889.0 million or 97.94% of total deposits at March 31, 2018.

Lance A. Sellers, President and Chief Executive Officer, attributed the increase in first quarter net earnings to an increase in net interest income and an increase in non-interest income, which were partially offset by an increase in the provision for loan losses and an increase in non-interest expense during the three months ended March 31, 2019, as compared to the three months ended March 31, 2018, as discussed below.

Net interest income was $11.4 million for the three months ended March 31, 2019, compared to $10.3 million for the three months ended March 31, 2018. The increase in net interest income was primarily due to a $1.4 million increase in interest income, which was partially offset by a $290,000 increase in interest expense. The increase in interest income was primarily attributable to an increase in the average outstanding balance of loans and a 0.75% increase in the prime rate since March 31, 2018. Net interest income after the provision for loan losses was $11.2 million for the three months ended March 31, 2019, compared to $10.3 million for the three months ended March 31, 2018. The provision for loan losses for the three months ended March 31, 2019 was $178,000, compared to $31,000 for the three months ended March 31, 2018. The increase in the provision for loan losses is primarily attributable to a $57.8 million increase in loans from March 31, 2018 to March 31, 2019.

Non-interest income was $4.1 million for the three months ended March 31, 2019, compared to $3.7 million for the three months ended March 31, 2018. The increase in non-interest income is primarily attributable to a $231,000 increase in gains on the sale of securities during the three months ended March 31, 2019, compared to the same period one year ago.

Non-interest expense was $10.9 million for the three months ended March 31, 2019, compared to $10.0 million for the three months ended March 31, 2018. The increase in non-interest expense was primarily attributable to a $685,000 increase in salaries and benefits expense, which was primarily due to an increase in the number of full-time equivalent employees and annual salary increases.

Income tax expense was $785,000 for the three months ended March 31, 2019, compared to $652,000 for the three months ended March 31, 2018. The effective tax rate was 17.63% for the three months ended March 31, 2019, compared to 16.49% for the three months ended March 31, 2018.

Total assets were $1.1 billion as of March 31, 2019 and 2018. Available for sale securities were $184.4 million as of March 31, 2019, compared to $213.3 million as of March 31, 2018. Total loans were $823.6 million as of March 31, 2019, compared to $765.8 million as of March 31, 2018.

Non-performing assets were $2.8 million or 0.25% of total assets at March 31, 2019, compared to $3.7 million or 0.34% of total assets at March 31, 2018. Non-performing loans include $2.7 million in commercial and residential mortgage loans and $89,000 in other loans at March 31, 2019, as compared to $3.4 million in commercial and residential mortgage loans, $130,000 in acquisition, development and construction loans and $114,000 in other loans at March 31, 2018.

The allowance for loan losses at March 31, 2019 was $6.6 million or 0.80% of total loans, compared to $6.4 million or 0.83% of total loans at March 31, 2018. Management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits were $908.1 million at March 31, 2019, compared to $907.6 million at March 31, 2018. Core deposits, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, were $887.6 million at March 31, 2019, compared to $889.0 million at March 31, 2018. Certificates of deposit in amounts of $250,000 or more totaled $20.4 million at March 31, 2019, compared to $17.9 million at March 31, 2018.

Securities sold under agreements to repurchase were $41.2 million at March 31, 2019, compared to $38.3 million at March 31, 2018.

Shareholders’ equity was $126.6 million, or 11.39% of total assets, at March 31, 2019, compared to $116.5 million, or 10.65% of total assets, at March 31, 2018. The Company repurchased 5,518 shares of its common stock during the first quarter of 2019 under the Company’s stock repurchase program, which was funded in February 2019.

Peoples Bank currently operates 20 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake Counties. Peoples Bank also operates loan production offices in Lincoln, Mecklenburg and Durham Counties. The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission, including but not limited to those described in the Company’s annual report on Form 10-K for the year ended December 31, 2018.

CONSOLIDATED BALANCE SHEETS
March 31, 2019, December 31, 2018 and March 31, 2018
(Dollars in thousands)

	March 31, 2019	December 31, 2018	March 31, 2018
	(Unaudited)	(Audited)	(Unaudited)
ASSETS:
Cash and due from banks	$35,318	$40,553	$32,849
Interest-bearing deposits	15,896	2,817	34,985
Cash and cash equivalents	51,214	43,370	67,834

Investment securities available for sale	184,428	194,578	213,299
Other investments	4,329	4,361	1,834
Total securities	188,757	198,939	215,133

Mortgage loans held for sale	361	680	503

Loans	823,557	804,023	765,824
Less: Allowance for loan losses	(6,561)	(6,445)	(6,373)
Net loans	816,996	797,578	759,451

Premises and equipment, net	18,247	18,450	19,732
Cash surrender value of life insurance	16,031	15,936	15,647
Accrued interest receivable and other assets	19,542	18,298	14,931
Total assets	$1,111,148	$1,093,251	$1,093,231

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Noninterest-bearing demand	$310,053	$298,817	$294,998
NOW, MMDA & savings	493,773	475,223	496,044
Time, $250,000 or more	20,362	16,239	17,927
Other time	83,926	86,934	98,655
Total deposits	908,114	877,213	907,624

Securities sold under agreements to repurchase	41,231	58,095	38,257
FHLB borrowings	-	-	-
Junior subordinated debentures	20,619	20,619	20,619
Accrued interest payable and other liabilities	14,600	13,707	10,249
Total liabilities	984,564	969,634	976,749

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; no shares issued and outstanding	-	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,997,136 shares 3/31/19,
5,995,256 shares 12/31/18 and 3/31/18	62,151	62,096	62,096
Retained earnings	62,757	60,535	52,806
Accumulated other comprehensive income	1,676	986	1,580
Total shareholders' equity	126,584	123,617	116,482

Total liabilities and shareholders' equity	$1,111,148	$1,093,251	$1,093,231

CONSOLIDATED STATEMENTS OF INCOME
For the three months ended March 31, 2019 and 2018
(Dollars in thousands, except per share amounts)
	Three months ended
	March 31,
	2019	2018
	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$10,619	$9,069
Interest on due from banks	14	45
Interest on investment securities:
U.S. Government sponsored enterprises	673	606
State and political subdivisions	834	996
Other	43	43
Total interest income	12,183	10,759

INTEREST EXPENSE:
NOW, MMDA & savings deposits	282	176
Time deposits	151	105
FHLB borrowings	46	-
Junior subordinated debentures	226	171
Other	52	15
Total interest expense	757	467

NET INTEREST INCOME	11,426	10,292
PROVISION FOR (REDUCTION OF PROVISION
FOR) LOAN LOSSES	178	31
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	11,248	10,261

NON-INTEREST INCOME:
Service charges	1,093	1,024
Other service charges and fees	169	180
Gain on sale of securities	231	-
Mortgage banking income	147	216
Insurance and brokerage commissions	231	182
Appraisal management fee income	862	789
Miscellaneous	1,387	1,345
Total non-interest income	4,120	3,736

NON-INTEREST EXPENSES:
Salaries and employee benefits	5,647	4,962
Occupancy	1,737	1,856
Appraisal management fee expense	662	592
Other	2,870	2,632
Total non-interest expense	10,916	10,042

EARNINGS BEFORE INCOME TAXES	4,452	3,955
INCOME TAXES	785	652

NET EARNINGS	$3,667	$3,303

PER SHARE AMOUNTS
Basic net earnings	$0.61	$0.55
Diluted net earnings	$0.61	$0.55
Cash dividends	$0.14	$0.13
Book value	$21.11	$19.43

FINANCIAL HIGHLIGHTS
For the three months ended March 31, 2019 and 2018
(Dollars in thousands)

	Three months ended
	March 31,
	2019	2018
	(Unaudited)	(Unaudited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$189,790	$217,437
Loans	815,203	765,670
Earning assets	1,013,310	998,226
Assets	1,091,822	1,080,772
Deposits	895,708	900,679
Shareholders' equity	125,349	116,578

SELECTED KEY DATA:
Net interest margin (tax equivalent)	4.66%	4.29%
Return on average assets	1.36%	1.24%
Return on average shareholders' equity	11.86%	11.49%
Shareholders' equity to total assets (period end)	11.39%	10.65%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$6,445	$6,366
Provision for loan losses	178	31
Charge-offs	(164)	(106)
Recoveries	102	82
Balance, end of period	$6,561	$6,373

ASSET QUALITY:
Non-accrual loans	$2,802	$3,665
90 days past due and still accruing	-	-
Other real estate owned	27	62
Total non-performing assets	$2,829	$3,727
Non-performing assets to total assets	0.25%	0.34%
Allowance for loan losses to non-performing assets	231.92%	171.00%
Allowance for loan losses to total loans	0.80%	0.83%

LOAN RISK GRADE ANALYSIS:
	Percentage of Loans By Risk Grade
	3/31/2019	3/31/2018
Risk Grade 1 (excellent quality)	0.70%	0.95%
Risk Grade 2 (high quality)	24.99%	26.20%
Risk Grade 3 (good quality)	61.41%	61.22%
Risk Grade 4 (management attention)	10.57%	8.33%
Risk Grade 5 (watch)	1.56%	2.31%
Risk Grade 6 (substandard)	0.78%	0.99%
Risk Grade 7 (doubtful)	0.00%	0.00%
Risk Grade 8 (loss)	0.00%	0.00%

At March 31, 2019, including non-accrual loans, there were two relationships exceeding $1.0 million in the Watch risk grade (which totaled $3.2 million). There were no relationships exceeding $1.0 million in the Substandard risk grade.